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NATIONAL EDUCATION CORPORATION

18400 Von Karman Avenue
Irvine, California 92715-1594                                   NEWS
Telephone 714/474-9400
Fax 714/474-9495


                               CONTACT:  CONNIE MCCLUSKEY
                                         DIRECTOR, INVESTOR RELATIONS
                                         (714) 474-9483


                    NATIONAL EDUCATION CORPORATION ANNOUNCES
                DISCONTINUANCE OF ITS NATIONAL EDUCATION CENTERS


IRVINE, CALIFORNIA, JUNE 28, 1994 -- National Education Corporation (NYSE:NEC) announced today plans to discontinue the operations of its National Education Centers subsidiary which operates 33 post-secondary career training schools throughout the United States.

Jerome W. Cwiertnia, president and chief executive officer, said that the company will record a loss on disposal of the Education Centers of approximately $40 million ($1.35 loss per share). The company has not provided any tax benefit from the loss. The loss includes a write-down of assets, estimated gain/loss of the sale of certain schools, and the estimated costs of closing certain schools. Estimated proceeds from the sale of schools are expected to offset expenses incurred to teach-out students at the schools to be closed.

Cwiertnia said that, after an extended period of attempting to restructure the business to operate in the increasingly restrictive regulatory environment, management concluded that it was inappropriate to continue to incur financial losses at this subsidiary in view of the diminished strategic outlook for the business. Accordingly, the Education Centers will immediately cease enrollments at 6 schools. A letter of intent to purchase all of the schools, including schools with teach-out obligations, has been executed with an interested buyer, Cwiertnia said. All students presently enrolled at those schools to be phased out will be given the opportunity to complete their educational programs.


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                                                                Exhibit 99.1
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